Exhibit 1

July 21, 2016

Press Release

Ahold and Delhaize expect to complete merger on July 23, 2016, subject to U.S. Federal Trade Commission clearance

Zaandam, the Netherlands – In line with required notification periods for listing purposes, Ahold and Delhaize Group today announced that they expect to complete their intended merger on July 23, 2016, if regulatory clearance has been obtained from the United States Federal Trade Commission by that date.

Subject to completion of the merger on July 23, 2016, Ahold Delhaize is expected to start trading on Euronext Amsterdam and Brussels on Monday, July 25, 2016, with ticker symbol AD. Ahold Delhaize American Depositary Receipts (ADRs) will trade over-the-counter in the United States and will be quoted on the OTCQX International marketplace.

Details on the settlement mechanics for holders of Delhaize Group shares are provided in Delhaize Group’s press release of today.

Please visit www.ahold.com, www.delhaizegroup.com or www.adcombined.com for more information.

2016/16

Cautionary notice

This press release includes forward-looking statements, which do not refer to historical facts but refer to expectations based on management’s current views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those included in such statements. These forward-looking statements include, but are not limited to, statements as to the expectation of Ahold and Delhaize to complete their merger on July 23, 2016, subject to FTC clearance, and trading and quoting of Ahold Delhaize shares and ADRs.These forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by the forward-looking statements. Many of these risks and uncertainties relate to factors that are beyond Ahold’s ability to control or estimate precisely, such as discussed in Ahold’s public filings and other disclosures. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Koninklijke Ahold N.V. does not assume any obligation to update any public information or forward-looking statements in this release to reflect subsequent events or circumstances, except as may be required by law. Outside the Netherlands, Koninklijke Ahold N.V., being its registered name, presents itself under the name of “Royal Ahold” or simply “Ahold.”

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